Exhibit 5.1

August 22, 2013

Independent Bank Corporation
230 West Main Street
Ionia, Michigan 48846

Re: Registration Statement on Form S-1

Ladies and Gentlemen:

We are acting as counsel to Independent Bank Corporation, a Michigan corporation (the "Company"), in connection with the filing with the Securities and Exchange Commission (the "Commission") of a Registration Statement on Form S-1 (the "Additional Registration Statement") pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended (the "Act"), relating to the registration and sale of up to an additional $3,593,750 in offering price of shares (the "Additional Shares") of the Company's common stock, no par value per share ("Common Stock"). The Additional Registration Statement incorporates by reference the Registration Statement on Form S-1 (File No. 333-190513) (the "Original Registration Statement") originally filed with the Commission on August 9, 2013 and the related prospectus included therein (the "Prospectus"). All of the Additional Shares are to be sold by the Company as described in the Original Registration Statement and the Prospectus.

In connection with this opinion, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of (a) the Registration Statement; (b) the Articles of Incorporation of the Company, as amended to date and currently in effect; (c) the Bylaws of the Company, as amended to date and currently in effect; and (d) certain resolutions of the Board of Directors of the Company relating to the transactions described in the Registration Statement. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth below.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, the authenticity of the originals of such copies, and the accuracy and completeness of the corporate records made available to us by the Company. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

Based upon and subject to the foregoing, we are of the opinion that the Additional Shares when issued, sold, delivered and paid for as contemplated by the Additional Registration Statement, will be validly issued, fully paid and nonassessable.

This opinion is based on the laws of the State of Michigan, and we express no opinion on the laws of any other jurisdiction. No opinion may be inferred or implied beyond the matters expressly stated herein. This opinion speaks only as of its date.

We hereby consent to the filing of this opinion as an exhibit to the Additional Registration Statement and to the reference to us under the caption "Legal Matters" in the prospectus constituting a part of the Additional Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the related rules and regulations promulgated by the Commission.

Very truly yours,

/s/ Varnum LLP